Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,567,259,610.00	0.0001381	$ 216,438.55
Fees Previously Paid
	Total Transaction Valuation:	$ 1,567,259,610.00
	Total Fees Due for Filing:			$ 216,438.55
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 216,438.55
Offering Note
[1]	1.A The maximum number of shares of common stock, par value $0.01 per share (the "Common Stock"), of Safety Insurance Group, Inc. (referred to as the "Company") to which this transaction applies is estimated to be 14,926,282 which consists of (a) 14,522,108 outstanding shares of Common Stock, (b) 72,908 restricted shares of Common Stock that are not subject to performance-based vesting conditions, (c) 170,932 restricted shares of Common Stock that are subject to performance-based vesting conditions, and (d) 160,334 shares of Common Stock reserved for future grant of equity awards under the 2018 Long-Term Incentive Plan, as amended (excluding shares reserved for issuance upon settlement of the Company RSAs). 1.B Estimated solely for the purposes of calculating the filing fee, as of closing of the merger, the underlying value of the transaction was calculated based on the sum of (a) the product of 14,522,108 outstanding Common Shares and the per share merger consideration of $105.00, (b) the product of 72,908 restricted shares of Common Stock that are not subject to performance-based vesting conditions and the per share merger consideration of $105.00, (c) the product of 170,932 restricted shares of Common Stock that are subject to performance-based vesting conditions and the per share merger consideration of $105.00, and (d) the product of 160,334 shares of Common Stock reserved for future grant of equity awards under the 2018 Long-Term Incentive Plan, as amended (excluding shares reserved for issuance upon settlement of the Company RSAs) and the per share merger consideration of $105.00. 1.C In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Proposed Maximum Aggregate Value of Transaction by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources